Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FOURTH QUARTER 2020 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – January 29, 2021- First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the year ended December 31, 2020 of $11,837,000. Net income per share was $2.03 while dividends totaled $1.08 per share for the year ended December 31, 2020. Net income increased by $1,610,000 or 15.7% as compared to the same period in 2019. The increase was primarily driven by increased loan growth, $610,000 in SBA loan fees, and lower short-term rates paid on liabilities.

Total interest income increased by $1,040,000 or 2.7%. The increase was chiefly due to positive loan growth, primarily in the Commercial Real Estate portfolio, which increased interest and fees on loans by $2,085,000 or 7.1%. Total interest expense decreased by $3,883,000 or 37.9% primarily due to a $2,296,000 decrease in interest paid on short-term borrowings, stemming from less reliance on borrowings replaced with deposit growth and lower short-term interest rates.

Non-interest income, excluding net securities gains, increased by $52,000 or 0.9% for the year ended December 31, 2020 as compared to the same period in 2019. Service charges and fees on deposits decreased by $531,000, mainly due to fewer overdraft charges and several deposit related fees waived during the Covid-19 pandemic. This was offset by an increase in ATM and debit card income of $199,000 for the year ended December 31, 2020 as compared to the year ended December 31, 2019. Gains on sales of mortgage loans increased by $327,000 for the year ended December 31, 2020. Net securities losses for the year ended December 31, 2020 of $58,000 were realized mainly due to $286,000 in losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio, offset by $228,000 in net gains on the sales of securities.

Non-interest expense increased during the year ended December 31, 2020 to $24,605,000. The $1,183,000 increase from 2019 was the result of a $1,230,000 increase in salaries and employee benefits, mainly due to an increase in commissions associated with loan growth and retail non-deposit activity, and increased healthcare costs, as well as a $190,000 increase in occupancy expense due to increased rent expenses. The increases in non-interest expense are offset by decreases in expenses associated with advertising and foreclosed assets held for resale in the combined amount of $504,000.

Income tax expense increased $463,000 during the year ended December 31, 2020, as compared to the same period in 2019, due to higher overall operating income including PPP loan fees, and less income from investments in and loans to, tax-exempt state and local government entities. The Corporation recognized $404,000 of tax credits from low-income housing partnerships in 2020 and 2019.

Total assets increased to $1,179,047,000 at December 31, 2020, an increase of $171,821,000 or 17.1% as compared to December 31, 2019, due to growth in net loans and an increase in debt securities.

Net loans increased $71,950,000 or 11.2%, while deposits increased $175,860,000 or 23.1% at December 31, 2020 as compared to December 31, 2019. In addition, the Corporation issued $25,000,000 in subordinated debt during the fourth quarter of 2020. Stockholders’ equity increased $15,490,000 or 12.0% principally due to increases in accumulated other comprehensive income and retained earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.